CorMedix Appoints Pharmaceutical Veteran, Matthew Duffy to Board of Directors

Bridgewater, New Jersey, November 28, 2011 (Business Wire) – CorMedix Inc. (“CorMedix”) (NYSE Amex: CRMD), a pharmaceutical company focused on developing and commercializing therapeutic products for the prevention and treatment of Cardiorenal disease, today announced the appointment of Matthew Duffy to its Board of Directors.

Mr. Duffy has extensive pharmaceutical experience which includes early stage product development through the launch of several large marketed products.  Mr. Duffy began his career at Pfizer, Inc. holding a series of executive positions in sales, marketing and product management. At Pfizer, he worked on over 10 different pharmaceutical products, including treatments for depression, diabetes, infectious diseases, urologic disorders and hypertension. Mr. Duffy was the first product manager for Viagra®.  Mr. Duffy led the marketing group at MedImmune, Inc. from 1995 to 2001, where he was responsible for the launch of both RespiGam and Synagis for the prevention of respiratory disease in premature infants, as well as new indications for CytoGam in the transplantation field. Synagis sales have exceeded $1 billion. In addition to working on various product launch efforts, Mr. Duffy also was responsible for market and product evaluations for MedImmune’s development pipeline, as well as the company’s customer service call center. Mr. Duffy led commercial operations at Lev Pharmaceuticals, overseeing launch preparations for Cinrzye, an Orphan Drug for the treatment of hereditary angioedema, including forming the sales team, developing the marketing plan, distribution plan, managed care strategy and patient services infrastructure.  Currently Cinryze has annualized sales over $250 million.

He is currently a managing partner and founder of Black Diamond Research, LLC, which was an independent sell-side research firm specializing in healthcare and currently provides consulting services to industry.  Mr. Duffy received his undergraduate degree from Duke University. He holds the series 7, 63 and 65 securities licenses.  Mr. Duffy is also a managing member of NSIP LLC; member, and member of the Executive Committee of Ellington Asset Management, LLC, a healthcare focused venture capital fund.

“We are very pleased to announce the appointment of Matthew to our Board of Directors at this juncture of the Company.  We look forward to utilizing Matthew’s vast pharmaceutical experience which encompasses launching products along with business and product development,” commented Richard Cohen, Executive Chairman and Interim Chief Executive Officer of CorMedix.

“Having previously been responsible for the development planning and launch of several successful pharmaceutical products, I look forward to bringing my pharmaceutical experience to help the Company achieve its goals,” stated Mr. Duffy.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. All statements, other than statements of historical facts, regarding management’s expectations, beliefs, goals, plans or CorMedix’s prospects, future financial position, future revenues and projected costs should be considered forward-looking. Readers are cautioned that actual results may differ materially from projections or estimates due to a variety of important factors, including the outcome of clinical trials of CorMedix’s product candidates and whether they demonstrate these candidates’ safety and effectiveness; the risks and uncertainties associated with: obtaining additional financing to support CorMedix’s research and development and clinical activities and operations; obtaining regulatory approvals to conduct clinical trials and to commercialize CorMedix’s product candidates; CorMedix’s ability to enter into and maintain collaborations with third parties for its development programs; CorMedix’s dependence on its collaborations and its license relationships; achieving milestones under CorMedix’s collaborations; CorMedix’s’ dependence on preclinical and clinical investigators, preclinical and clinical research organizations, manufacturers and consultants; protecting the intellectual property developed by or licensed to CorMedix; and CorMedix’s ability to maintain listing on NYSE Amex. These and other risks are described in greater detail in CorMedix’s filings with the Securities and Exchange Commission. CorMedix may not actually achieve the goals or plans described in its forward-looking statements, and investors should not place undue reliance on these statements. CorMedix disclaims any intent or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

About CorMedix

CorMedix Inc. is a development-stage pharmaceutical company that seeks to in-license, develop and commercialize therapeutic products for the prevention and treatment of cardiac and renal dysfunction, also known as cardiorenal disease.  CorMedix’s goal is to treat kidney disease by reducing the commonly associated cardiovascular and metabolic complications, in effect, treating the kidney to treat the heart.  CorMedix is currently pursuing the CE marking approval process in Europe, for CRMD003 (Neutrolin®) for the prevention of catheter related bloodstream infections and maintenance of catheter patency in tunneled, cuffed, central venous catheters used for vascular access in hemodialysis patients. Please see www.cormedix.com for additional information.

Contacts:
Brian Lenz
Chief Financial Officer
CorMedix Inc.
908-517-9486